EXHIBIT 5.1


HOLLENBERG LEVIN SOLOMON ROSS & BELSKY, LLP
                            585 Stewart Avenue
                           Garden City, NY 11530
                              (516) 745-6000
                           (516) 745-6642 (fax)

October 30, 1995

Division of Corporate Finance
Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir or Madam:

     We have acted as counsel for Eastco Industrial Safety Corp., a New York corporation (the "Company") in connection with the sale by certain selling stockholders of 233,333 shares of common stock, $.12 par value per share (the "Common Stock").

     As counsel to the Company, we have examined the Minute Books of the Company, together with copies of its Certificate of Incorporation and Bylaws. We also examined the proposed Registration Statement, Form SB-2, to be filed with the Securities and Exchange Commission. Based upon the foregoing, and our examination of such other documents as we deemed pertinent, we are of the opinion that:

     1. The Company is a corporation duly organized and validly existing in good standing under and by virtue of the laws of the State of New York.

     2. The authorized capital of the Company consists of 20,000,000 shares of Common Stock, par value $.12 per share, of which 3,614,883 shares of Common Stock are presently legally issued and outstanding, fully paid and non-assessable.

     3. All securities (Common Stock, Donald Warrants, Bridge Warrants and the Common Stock underlying the Donald Warrants and Bridge Warrants) have been duly authorized.

     4. The shares of Common Stock underlying the Donald Warrants and the Bridge Warrants, when issued and delivered against payment pursuant to the terms of such warrants, will be legally issued and outstanding, fully paid and non-assessable shares of Common Stock of the Company.

                              Very truly yours,


                              /s/ Hollenberg Levin Solomon Ross & Belsky, LLP
                              ---------------------------------------------
                              Hollenberg Levin Solomon Ross & Belsky, LLP